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                                                                       EXHIBIT 5

                                 March 19, 1996


Plains Resources Inc.
1600 Smith, Suite 1500
Houston, Texas 77002

Gentlemen:

  I have acted as counsel for Plains Resources Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 798,143 shares of the Company's common stock, $.10 par value (the "Common Stock"), to be offered upon the terms and subject to the conditions set forth in the Registration Statement on Form S-3 (the "Registration Statement") relating thereto filed with the Securities and Exchange Commission.

  In connection therewith, I have examined originals or copies certified or otherwise identified to my satisfaction of the Certificate of Incorporation of the Company, the Bylaws of the Company, corporate proceedings with respect to the registration of the shares of Common Stock and such other documents and instruments as I have deemed necessary or appropriate for the expression of the opinions expressed herein.

  Based on the foregoing, I am of the opinion that:

        1. The Company has been duly organized and is validly existing in good standing under the laws of the State of Delaware.

        2. The 798,143 shares of Common Stock proposed to be sold pursuant to the Registration Statement have been duly and validly issued and are fully paid and nonassessable.

  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Opinion" in the Prospectus included in the Registration Statement.

                                         Very truly yours,


                                         /s/ Michael R. Patterson
                                         ---------------------------------
                                         Michael R. Patterson
                                         Vice President and General Counsel
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